 FORM 4

                                             U.S. SECURITIES AND EXCHANGE COMMISSION
[ ] Check this box if no longer                     WASHINGTON D.C.  20549
    subject to Section 16. Form
    4 or Form 5 obligations may            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    continue. See Instruction 1(b).

         Filed pursuant to Section 16(a) of the Securities and Exchange Act of 1934, Section 17(a) of the Public Utility
                        Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
------------------------------------------------------------------------------------------------------------------------------------
1. Name and Address of Reporting Person|   2. Issuer Name and Ticker or Trading Symbol     |   6. Relationship of Reporting Person
                                       |                                                   |      to Issuer (Check all applicable)
Liberty Media Corporation              |   Liberty Livewire Corporation (L WIRA)           |     _____ Director  _X___ 10% Owner
-------------------------------------------------------------------------------------------|     _____ Officer (give title below)
(Last)        (First)       (Middle)   |  3. IRS or Social       |  4. Statement for       |     _____ Other (specify below)
                                       |     Security Number     |     Month/Year          |----------------------------------------
9197  South Peoria Street              |     of Reporting        |     September 2000      |    7. Individual or Joint/Group Filing
---------------------------------------|     Person (Voluntary)  |-------------------------|       (Check applicable line)
               (Street)                |                         |  5. If Amendment,       |
                                       |                         |     Date of Original    |     _X__ Form filed by Reporting Person
                                       |                         |     October 31, 2000    |     ____ Form filed by more than one
Englewood,        CO            80112  |                         |                         |            Reporting Person
------------------------------------------------------------------------------------------------------------------------------------
(City)          (State)          (Zip) |      Table I - NON DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Security                   | 2.Transaction | 3.Transaction | 4.Securities Acquired(A) | 5.Amount of | 6.Owner-| 7.Nature
   (Instr. 3)                          |   Date        |   Code        |   or Disposed of (D)     | Securities  |   ship  | of
                                       | (Month/Day/   |   (Instr. 8)  |   (Instr. 3, 4, and 5)   | Beneficially| Form:   | Indirect
                                       |   Year)       |               |                          | Owned at End| Direct  | Bene-
                                       |               | --------------|--------------------------| of Month    | (D) or  | ficial
                                       |               |       |       | Amount | (A)  |  Price   |             | Indirect| Owner-
                                       |               |  Code | V     |        |  or  |          | (Instr. 3   | (I)     | ship
                                       |               |       |       |        | (D)  |          |   and 4)    |(Instr.4)|(Instr.4)
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
------------------------------------------------------------------------------------------------------------------------------------
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.


FORM 4 (CONTINUED)       TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
1.Title of Derivative Security | 2.Conversion | 3.Transaction | 4.Transaction|  5.Number of  | 6.Date Exer-     | 7.Title and Amount
  (Instr. 3)                   | or Exercise  |   Date        |   Code       |  Derivative   | cisable and      | of Underlying
                               | Price of     |               |  (Instr. 8)  |  Securities   | Expiration Date  | Securities
                               | Derivative   |  (Month/Day/  |              |  Acquired (A) | (Month/Day/Year) | (Instr. 3 and 4)
                               | Security     |    Year)      |              |  or Disposed  |                  |
                               |              |               |              |  of (D)       |--------------------------------------
                               |              |               |              |  (Instr. 3,   | Date    | Expir- |       |  Amount or
                               |              |               |              |   4, and 5)   | Exer-   | ation  | Title |  Number of
                               |              |               |--------------|---------------| cisable | Date   |       |  Shares
                               |              |               | Code  |   V  |  (A)  |  (D)  |         |        |       |
------------------------------------------------------------------------------------------------------------------------------------
Class B Common Stock, par value|    (Fn1)     |   9/30/00     | J     |      |319,006|       |         |        | (Fn1) |
$0.01 per share                |              |               | (Fn2) |      |       |       |         |        |       |
-------------------------------|--------------|---------------|-------|------|-------|-------|---------|--------|-------|-----------
                               |              |               |       |      |       |       |         |        |       |
-------------------------------|--------------|---------------|-------|------|-------|-------|---------|--------|-------|-----------
                               |              |               |       |      |       |       |         |        |       |
-------------------------------|--------------|---------------|-------|------|-------|-------|---------|--------|-------|-----------
                               |              |               |       |      |       |       |         |        |       |
-------------------------------|--------------|---------------|-------|------|-------|-------|---------|--------|-------|-----------
                               |              |               |       |      |       |       |         |        |       |
-------------------------------|--------------|---------------|-------|------|-------|-------|---------|--------|-------|-----------
                               |              |               |       |      |       |       |         |        |       |
-------------------------------|--------------|---------------|-------|------|-------|-------|---------|--------|-------|-----------
                               |              |               |       |      |       |       |         |        |       |
-------------------------------|--------------|---------------|-------|------|-------|-------|---------|--------|-------|-----------
                               |              |               |       |      |       |       |         |        |       |
-------------------------------|--------------|---------------|-------|------|-------|-------|---------|--------|-------|-----------
                               |              |               |       |      |       |       |         |        |       |
-------------------------------|--------------|---------------|-------|------|-------|-------|---------|--------|-------|-----------
                               |              |               |       |      |       |       |         |        |       |
------------------------------------------------------------------------------------------------------------------------------------
 8.Price of   | 9.Number of    |  10.Ownership     | 11.Nature of  |
   Derivative |   Derivative   |     form of       |    Indirect   |
   Security   |   Securities   |     Derivative    |    Beneficial |
   (Instr. 5) |   Beneficially |     Security;     |    Ownership  |
              |   Owned at End |     Direct (D) or |    (Instr. 4) |
              |   of Month     |     Indirect (I)  |               |
              |   (Instr. 4)   |     (Instr. 4)    |               |
-------------------------------------------------------------------|
   (Fn1)      | 31,635,683(Fn3)|        D          |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
-------------------------------------------------------------------

Explanation of Responses:

See continuation page attached.
                                                                      LIBERTY MEDIA CORPORATION

                                                                       /s/ Vivian J. Carr                         November 13, 2000
                                                                      ------------------------------------        -----------------
                                                                      Name: Vivian J. Carr                               Date
                                                                      Title: Senior Vice President


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

                       CONTINUATION PAGE TO SEC FORM 4

1.   Name and Address of Reporting Person:

     Liberty Media Corporation
     9197 South Peoria Street
     Englewood, CO 80112

2.   Date of Event Requiring Statement (Month/Day/Year):

     9/30/00

4.   Issuer Name and Ticker or Trading Symbol:

     Liberty Livewire Corporation
     LWIRA

--------------------------------------------------------------------------------
Explanation of Responses (footnotes):

(Fn1)

Each share of Class B Common Stock is convertible, at the option of the holder, into one share of Class A Common Stock, which is traded under the symbol LWIRA.

(Fn2)

As of September 30, 2000, Liberty Media Corporation ("Liberty Media") acquired an additional 319,006 shares of the Issuer's Class B Common Stock in exchange for fulfilling certain obligations pursuant to the Stock Option Fulfillment Agreement, dated as of June 10, 2000, between Liberty Media and the Issuer.

(Fn3)

This number has been adjusted to correct a mathematical error.


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